Exhibit 99.1

Contacts:

Vincent Zanna

Chief Financial Officer & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2018 RESULTS

NEW YORK, November 29, 2018— J.Crew Group, Inc. (the “Company”) today announced financial results for the third quarter and first nine months of fiscal 2018.

Third Quarter highlights:

•	Total revenues increased 10% to $622.2 million. Comparable company sales increased 8% following a decrease of 9% in the third quarter last year.
•	J.Crew sales increased 1% to $430.9 million. J.Crew comparable sales increased 4% following a decrease of 13% in the third quarter last year.
•	Madewell sales increased 26% to $133.7 million. Madewell comparable sales increased 22% following an increase of 14% in the third quarter last year.
•	Gross margin decreased to 38.3% from 40.4% in the third quarter last year.
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Selling, general and administrative expenses were $202.8 million, or 32.6% of revenues, compared to $201.0 million, or 35.6% of revenues in the third quarter last year. This year includes a $6.9 million benefit related to the lease termination payment in connection with our corporate office relocation. Last year includes transformation, transaction and severance costs of $13.3 million. Excluding these items, selling, general and administrative expenses were $209.7 million, or 33.7% of revenues, compared to $187.7 million, or 33.2% of revenues in the third quarter last year.

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Operating income was $32.7 million compared to $25.1 million in the third quarter last year. The third quarter this year reflects the impact of the benefit related to the lease termination payment. The third quarter last year reflects the impact of transformation costs and transaction costs.

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Net loss was $5.7 million compared to $18.4 million in the third quarter last year. The third quarter this year reflects the impact of the benefit related to the lease termination payment. The third quarter last year reflects the impact of transformation costs and transaction costs.

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Adjusted EBITDA was $53.6 million compared to $68.4 million in the third quarter last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Michael J. Nicholson, President and Chief Operating Officer, commented, “The third quarter was highlighted by double-digit revenue growth and a solid early response to our relaunch of the J.Crew brand. We enter the fourth quarter with a renewed focus on growing profitability at J.Crew and fueling continued strong performance at Madewell. Overall, we believe we have a meaningful opportunity to drive EBITDA growth in 2019 through continued top-line momentum, gross margin expansion and a prioritization of expense management. Finally, I want to thank all of our associates for their contributions to the important work being done this year and for getting our brands ready for the holiday season.”

First Nine Months highlights:

•	Total revenues increased 5% to $1,750.2 million. Comparable company sales increased 5% following a decrease of 7% in the first nine months last year.
•	J.Crew sales decreased 4% to $1,251.6 million. J.Crew comparable sales remained flat following a decrease of 11% in the first nine months last year.
•	Madewell sales increased 31% to $371.2 million. Madewell comparable sales increased 27% following an increase of 13% in the first nine months last year.

•	Gross margin increased to 38.4% from 38.3% in the first nine months last year.
•

Selling, general and administrative expenses were $596.3 million, or 34.1% of revenues, compared to $620.5 million, or 37.4% of revenues in the first nine months last year. This year and last year include transformation, transaction and severance costs of $7.8 million and $59.7 million, respectively. This year also includes a $14.1 million benefit related to the lease termination payment. Excluding these items, selling, general and administrative expenses were $602.6 million, or 34.4% of revenues, compared to $560.8 million, or 33.8% of revenues in the first nine months last year.

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Operating income was $65.1 million compared with operating loss of $121.1 million in the first nine months last year. Operating income this year reflects the impact of the benefit related to the lease termination payment and non-cash impairment charges. Operating loss last year reflects the impact of non-cash impairment charges.

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Net loss was $45.7 million compared to $157.9 million in the first nine months last year. This year reflects the impact of the benefit related to the lease termination payment and non-cash impairment charges. Last year reflects the impact of non-cash impairment charges.

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Adjusted EBITDA was $144.7 million compared to $162.6 million in the first nine months last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $31.9 million compared to $49.2 million at the end of the third quarter last year.
•	Inventories increased 55% to $565.5 million from $365.6 million at the end of the third quarter last year.
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Total debt, net of discount and deferred financing costs, was $1,707 million compared to $1,719 million at the end of the third quarter last year. Additionally, there were $149 million of outstanding borrowings under the ABL Facility, with excess availability of $162 million, at the end of the third quarter this year. As of the date of this release, there were outstanding borrowings of approximately $125 million under the ABL Facility, with excess availability of approximately $185 million.

Revenue Recognition

At the beginning of fiscal 2018, the Company adopted a pronouncement that clarified the principles of revenue recognition and standardized a comprehensive model for recognizing revenue arising from contracts with customers. The adoption was applied retrospectively to each prior period presented, with the cumulative effect of all fiscal years prior to those periods presented recorded to retained earnings. For more information on the adoption of the pronouncement, see the Company’s Form 10-Q for the quarterly period ended November 3, 2018.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least 12 months, (ii) e-commerce net sales, and (iii) shipping and handling fees. Due to the 53rd week in fiscal 2017, when calculating comparable company sales for fiscal 2018, the Company realigned the weeks of last year to be consistent with the current year retail calendar.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses Adjusted EBITDA and an associated reconciliation to comparable GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, November 29, 2018, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until December 6, 2018 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13685042.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of November 29, 2018, the Company operates 227 J.Crew retail stores, 127 Madewell stores, jcrew.com, jcrewfactory.com, madewell.com, and 175 factory stores (including 42 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, competitive market conditions, its ability to attract and retain key personnel, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, its ability to implement its real estate strategy, changes in demographic patterns, adverse or unseasonable weather or other interruptions in its foreign sourcing operations and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Third Quarter Fiscal 2018	Third Quarter Fiscal 2017	First Nine Months Fiscal 2018	First Nine Months Fiscal 2017
Net sales:		(As adjusted)		(As adjusted)
J.Crew	$430,857	$428,084	$1,251,611	$1,300,285
Madewell	133,728	105,959	371,221	283,517
Other	57,615	30,484	127,391	77,155
Total revenues	622,200	564,527	1,750,223	1,660,957
Cost of goods sold, including buying and occupancy costs	383,762	336,630	1,078,976	1,024,678
Gross profit	238,438	227,897	671,247	636,279
As a percent of revenues	38.3%	40.4%	38.4%	38.3%
Selling, general and administrative expenses	202,828	200,955	596,323	620,549
As a percent of revenues	32.6%	35.6%	34.1%	37.4%
Impairment losses	2,947	1,799	9,813	136,854
Operating income (loss)	32,663	25,143	65,111	(121,124)
As a percent of revenues	5.2%	4.5%	3.7%	(7.3)%
Interest expense, net	35,141	32,937	102,524	76,191
Loss before income taxes	(2,478)	(7,794)	(37,413)	(197,315)
Provision (benefit) for income taxes	3,218	10,601	8,302	(39,449)
Net loss	$(5,696)	$(18,395)	$(45,715)	$(157,866)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	November 3, 2018	February 3, 2018	October 28, 2017
Assets		(As adjusted)	(As adjusted)
Current assets:
Cash and cash equivalents	$31,860	$107,066	$49,214
Inventories	565,548	292,489	365,633
Prepaid expenses and other current assets	126,720	92,348	71,017
Refundable income taxes	2,963	1,622	3,860
Total current assets	727,091	493,525	489,724
Property and equipment, net	248,220	289,441	309,137
Intangible assets, net	303,222	308,702	310,944
Goodwill	107,900	107,900	107,900
Other assets	7,740	6,374	7,315
Total assets	$1,394,173	$1,205,942	$1,225,020

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$324,646	$232,480	$235,381
Other current liabilities	184,553	177,206	164,110
Borrowings under the ABL Facility	148,500	—	—
Due to Parent	38,336	38,210	29,565
Interest payable	11,437	21,914	10,287
Current portion of long-term debt	30,570	15,670	19,588
Total current liabilities	738,042	485,480	458,931
Long-term debt, net	1,676,806	1,697,812	1,699,849
Lease-related deferred credits, net	111,306	117,688	123,959
Deferred income taxes, net	34,013	27,752	95,337
Other liabilities	28,863	30,168	39,096
Stockholders’ deficit	(1,194,857)	(1,152,958)	(1,192,152)
Total liabilities and stockholders’ deficit	$1,394,173	$1,205,942	$1,225,020

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Third Quarter Fiscal 2018	Third Quarter Fiscal 2017	First Nine Months Fiscal 2018	First Nine Months Fiscal 2017
		(As adjusted)		(As adjusted)
Net loss	$(5.7)	$(18.4)	$(45.7)	$(157.9)
Provision (benefit) for income taxes	3.2	10.6	8.3	(39.4)
Interest expense	35.1	32.9	102.5	76.2
Depreciation and amortization (including intangible assets)	23.9	27.2	72.8	81.5
EBITDA	56.5	52.3	137.9	(39.6)
Impairment losses	2.9	1.8	9.8	136.9
Monitoring fees	2.6	2.4	7.6	7.1
Transformation costs	(0.5)	12.4	5.5	32.0
Charges related to workforce reductions	(0.1)	(0.1)	2.7	10.5
Share-based compensation	—	0.2	0.1	0.5
Transaction costs	0.2	1.0	(0.4)	17.2
Amortization of lease commitments	(1.1)	(1.6)	(4.4)	(2.0)
Lease termination payment	(6.9)	—	(14.1)	—
Adjusted EBITDA	53.6	68.4	144.7	162.6
Taxes paid	(0.2)	(0.5)	(1.0)	(1.3)
Interest paid	(43.9)	(27.0)	(107.0)	(68.5)
Changes in working capital	(115.2)	(44.1)	(212.4)	(105.6)
Cash flows from operating activities	(105.7)	(3.2)	(175.7)	(12.8)
Cash flows from investing activities	(16.4)	(5.9)	(35.5)	(26.1)
Cash flows from financing activities	119.2	(4.0)	136.7	(44.5)
Effect of changes in foreign exchange rates on cash and cash equivalents	0.1	(0.1)	(0.7)	0.4
Decrease in cash	(2.8)	(13.2)	(75.2)	(83.0)
Cash and cash equivalents, beginning	34.7	62.4	107.1	132.2
Cash and cash equivalents, ending	$31.9	$49.2	$31.9	$49.2

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.